Exhibit 10.22

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (“Agreement”) is entered into between Dresser, Ltd., a Bermuda corporation (“DL”), Dresser, Inc., a Delaware corporation (“DI” and with DL, collectively, the “Company”) and Andrew E. Graves (“Employee”).

WHEREAS, Employee’s employment with the Company and each of its affiliates will end effective May 15, 2005 (the “Termination Date”); and

WHEREAS, the Company and Employee wish to make special arrangements regarding Employee’s separation and to promote an orderly transition for both the Company and Employee.

NOW, THEREFORE, in consideration of the mutual promises and other consideration described herein, the Company and Employee agree as follows:

1. Separation of Employment – The Company and Employee agree that Employee’s employment with the Company and any and all of the Company’s affiliates, including without limitation DL, will end on the Termination Date, and that Employee has no right or expectation of reinstatement or rehire thereafter.

2. Severance – In exchange for the promises set forth in this Agreement and his Employment Agreement with the Company dated April 15, 2003 (hereinafter the “Employment Agreement”), and provided that there has been no breach by Employee of his obligations under this Agreement or his continuing obligations under the Employment Agreement, the Company will pay to Employee the consideration set forth on Exhibit A hereto.

3. Mutual General Release (a) Employee, on behalf of himself and his heirs, executors, successors, and assigns, releases each of the Company, DEG Acquisitions LLC, First Reserve Corporation and each investment fund that it manages or advises, First Reserve GP IX, Inc. and each investment fund that it manages or advises, Odyssey Investment Partners, LLC and each investment fund that it manages or advises, and each of their respective affiliates, agents, Employees, representatives, officers, directors, trustees, subsidiaries, stockholders, and attorneys, and the successors and assigns of each (collectively referred to as the “Company Released Parties”) from any claim, counterclaim or other action, whether known or unknown, against the Company Released Parties, that Employee has or may have arising under statute, common law, or otherwise (including, without limitation, any dispute relating to Employee’s employment with the Company or his separation therefrom and any dispute arising under the Civil Rights Act of 1964 (as amended), Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and any similar state or local law regulating the employment relationship) arising prior to the date of execution of this Agreement, whether as an employee, director, shareholder or otherwise; provided that nothing herein shall be deemed to release (i) any rights Employee may have to indemnification from the Company under its certificate of incorporation, bylaws, or other agreements, or pursuant to the Employment Agreement, (ii) any rights Employee may have to directors’ and officers’ liability insurance coverage including but not limited to those rights specified in Section 7.10 of the Employment Agreement, (iii) any rights Employee may have to any benefits under any employee benefit program or plan of the Company listed in Paragraph 3 of Exhibit A, (iv) any rights Employee may have to continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or under Section 4980B of the Internal Revenue Code or under ERISA Sections 601 through 609, (v) Employee’s rights under this Agreement, or (vi) Employee’s Retained Rights as defined and described in Section 3.7 of the Employment Agreement, as modified by this Agreement. In addition, with respect to severance payments, and continued participation in employee benefit plans and programs, Employee acknowledges and agrees that this Agreement, including Exhibit A fully and completely resolves all his rights under the Employment Agreement, and Article 4 of the Amended and Restated Investor Rights Agreement by and among DL and its shareholders, dated June 12, 2001, as amended (the “Investor Rights Agreement”).

(b) The Company, on behalf of itself and DEG Acquisitions LLC, First Reserve Corporation and each investment fund that it manages or advises, First Reserve GP IX, Inc. and each investment fund that it manages or advises, Odyssey Investment Partners, LLC and each investment fund that it manages or advises, and each of their respective affiliates, agents, Employees, representatives, officers, directors, trustees, subsidiaries, stockholders, and attorneys, and the successors and assigns of each (the “Company Parties”) releases the Employee, his heirs, executors, successors, and assigns, (collectively referred to as the “Employee Released Parties”) from any claim, counterclaim or other action, whether known or unknown, against the Employee Released Parties, that the Company Parties have or may have arising under statute, common law, or otherwise (including, without limitation, any dispute relating to Employee’s employment with the Company or his separation therefrom and any similar state or local law regulating the employment relationship) arising prior to the date of execution of this Agreement. The Company Parties’ release of the Employee Released Parties hereunder does not include any claim the Company may have against the Employee arising from any criminal act or omission, or willful or intentional misconduct by the Employee.

4. Ownership and Protection of Intellectual Property and Confidential Information – The Company and Employee agree that during his employment, Employee has received and become acquainted with confidential, proprietary, and/or trade secret information of the Company, its customers, and its affiliates. In consideration for the benefits conferred under this Agreement, Employee acknowledges and reaffirms the confidentiality and related obligations previously agreed to in Article 4 of the Employment Agreement, the provisions of which are incorporated by reference herein.

5. Return of Company Property – Employee agrees that he will return all materials required to be returned by Section 4.3 of the Employment Agreement by the Termination Date.

6. Subsidiary Boards – Employee agrees to resign from any Subsidiary Board positions effective on or before May 15, 2005.

7. Covenant Not to Compete; Return of Payments – Employee agrees Employee will be bound by the non-compete, non-solicit, noninterference, and other obligations previously agreed to in Article 5 of the Employment Agreement (the “Non-Compete Obligations”), the provisions of which are incorporated by reference herein. Without waiving or impairing any rights the Company has to injunctive relief or monetary damages for any breach of the Non-Compete Obligations, the parties agree that in the event of a willful and material breach of the

Non-Compete Obligations (a “Violation”), Employer shall cease severance payments as made pursuant to Article 3 of the Employment Agreement and as listed in Exhibit A. The cessation of such payments pursuant to this provision shall not serve to limit in any way any damages that may be asserted and proven by the Company or any other remedies the Company may have for breach of the Non-Compete Obligations, including injunctive relief. Any breach hereunder will be deemed willful if Employee fails to cure such breach to the extent curable, within ten (10) business days after receiving written notice thereof from the Company.

8. Stock Options – The Company agrees that all of Employee’s options to purchase 70,000 shares of Company are vested. The Employee’s right to put these vested options to the Company and the Company’s call rights regarding Employee’s options are detailed in the Steve Lamb (President) letter to Employee dated April 15, 2003 re: Option Grants and Shareholder Issues (the “Lamb Letter”). Said letter is incorporated herein by reference. Paragraph 4 of Lamb letter is to be deleted and replaced with following: vested options will expire if unexercised on March 15, 2006.

9. Put/Call Rights – Paragraph 5 of the Lamb Letter is hereby amended as follows:

The Company agrees not to call Employee’s options. Employee agrees that the put period shall be as follows: Employee’s put rights as described herein shall expire on the earlier of February 15, 2006, or the date of the Company’s Initial Public Offering (“IPO”). A cashless option exercise will be made available to Employee in the event of an IPO. In the event a Company IPO has not occurred prior to January 15, 2006, Employee shall have the right to put his options to the Company during the period beginning January 15, 2006 and ending February 15, 2006 Notwithstanding the foregoing, if the Company repurchases Employee’s options pursuant to the put rights described herein, the repurchase price for each option will be calculated assuming an underlying share price of $65 per share (i.e. $25 net per share option).

10. Restricted Payments Basket – The Company represents, warrants and covenants to Employee that there is an annual restricted payments basket under financing agreements between the Company and various lenders in effect as of the date of this Agreement, for the repurchase of equity (the “Basket”). If payments due to Employee under Section 9 above, determined without regard to any amounts redeemed on or after the Put Notice, should exceed the amount the Company would be permitted to pay in one year to Employee subject to the Basket, the Company shall pay the maximum permissible amount to Employee under the Basket immediately upon such amount becoming payable under Section 9, and shall pay the remaining balance due to Employee on the first day of the immediately following year plus interest at the prime rate on such remaining balance from the date payment was due to Employee until payment is made.

11. Public Statements – The parties agree that this document shall be kept confidential, unless and until this document must be disclosed according to the rules of, or filed with, the Securities and Exchange Commission or other governmental or self regulatory body; provided further that Employee may disclose the terms of this Agreement to his spouse, attorneys, financial and tax advisors, governmental taxing bodies, and pursuant to lawful process. In the event this document must be disclosed or filed as referenced above, the Company will, to the extent possible give the Employee the opportunity to review and comment on any such disclosure or filing.

12. Press Releases and Job References –The Company will, to the extent practicable, give Employee the opportunity to review and comment on any press release or statement issued concerning his employment and termination. All job references for Employee shall be referred to Mr. Patrick Murray who shall respond, in general, that Employee resigned from the Company due to changes in executive management and the impact of same upon Employee’s responsibilities due to business unit restructuring

13. No Admission – This Agreement shall not in any way be construed as an admission by the Company or any Released Party that it has acted wrongfully with respect to Employee, or that Employee has any right to recover from the Company or any Released Party.

14. Successors and Assigns – This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives, and assigns. However, neither this Agreement nor any right or duty hereunder shall be assignable by Employee, his beneficiaries, or legal representatives.

15. Damages – The parties hereto agree to waive any punitive damages arising from a breach of this Agreement.

16. Reformation – If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible to be valid, legal, and enforceable.

17. No Mitigation – Employee shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company’s obligations under this Agreement. Payments and benefits due under this Agreement shall not be reduced by any compensation earned by Employee as an employee or consultant from any employment or consulting arrangement after the Termination Date.

18. Governing Law – This Agreement shall be governed by the laws of the State of Delaware without giving affect to principles of conflicts of law.

19. Cooperation – After the Termination Date, Employee shall cooperate with the Company, as the Company may reasonably request, in connection with any litigation, claim, or other dispute in which the Company is or may become a party; provided that any such cooperation or assistance requested shall not unreasonably interfere or conflict with the obligations which Employee may have or owe to any other employer or to Employee’s personal affairs. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in fulfilling Employee’s obligations under this

20. Directors’ and Officers’ Liability Insurance – The Company will maintain directors’ and officers’ liability insurance for Employee for a five (5) year period following the Termination Date at a level equivalent to the most favorable and protective coverage for any active officer or director of the Company.

21. Approvals – The Company represents and warrants to Employee that it has taken all corporate action necessary to authorize this Agreement.

22. Waiver – No waiver of any breach of any term, provision, or condition of this Agreement: (i) shall be effective unless it is in writing, (ii) shall be construed or held to be an explicit or implicit waiver of, acquiescence in, or consent to any further or succeeding breach of the same term, provision or condition of this Agreement, or (iii) shall be construed or held to be an explicit or implicit waiver of, acquiescence in, or consent to any breach of any other term, provision or condition of this Agreement.

23. Beneficiaries – If Employee dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (“Beneficiaries”; each, a “Beneficiary”) designated by Employee in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Employee’s estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Employee, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

24. Captions and Counterparts – The names of the paragraphs of this Agreement are for convenience of reference only and do not constitute a part hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

25. Dispute Resolution – Any dispute arising under this Agreement will be resolved pursuant to Section 7.7 of the Employment Agreement.

26. Attorney’s Fees – Employee shall be reimbursed by the company for reasonable attorney’s fees and related expenses incurred in connection with this Agreement. The parties further agreeing that in no event will the Company reimburse more than $2,500. under this paragraph.

27. Entire Agreement – In executing this Agreement, Employee is not relying on any oral representation or statement by any employee, agent, or representative of the Company regarding the subject matter, basis, or effect of the Agreement. Rather, this Agreement, Articles 4 and 5 of the Employment Agreement, and other provisions of the Employment Agreement referenced in this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements with respect to such matters. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

28. Knowing and Voluntary Agreement – Employee acknowledges that he has carefully read this Agreement in its entirety, that he fully understands its provisions and its final and binding effect, and that he is signing this Agreement voluntarily. Employee further acknowledges that he has been advised of his right to consult with an attorney of his choosing prior to executing this Agreement. Employee has had the opportunity to have this Agreement in his possession for at least twenty-one days and has had that same period to consider whether to sign it. Employee may revoke this Agreement within seven days of the date on which it is signed. After the expiration of such seven day period this Agreement will become effective and legally binding in all respects, with the first day after expiration of the revocation period being the “Effective Date” for purposes of this Agreement.

[signatures follow]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year indicated below.

Dresser, Ltd.

Dated:	By:
Name:
Its:

Dresser, Inc.

Dated:	By:
Name:
Its:

Employee

Dated:
Andrew E. Graves

EXHIBIT A

In consideration of the promises and obligations of Employee under the foregoing Agreement, the Company will provide the following consideration:

1. A lump-sum payment of $184,669 less required deductions and withholdings and less any amounts already paid for periods subsequent to the Termination Date, payable no later than thirty (30) calendar days following the Agreement’s Effective Date, which consists of the following:

Accrued Amounts (Base Salary, Annual Bonus)	$0
Bonus for 2005	$67,594
Lump Sum Payment Under Company’s SERP	$117,075

2. Continued periodic payments of Employee’s base salary as in effect on the Termination Date and his Target Annual Bonus (based upon Employee’s last base salary amount on the Termination Date. As of the Termination Date Employee’s annual base salary was $360,500 and Employee’s Target Bonus was 50% of base salary, or $180,250.) for each year during the severance term (as defined below) in accordance with Employer’s customary payroll practices during the period (the “Severance Term”) commencing on the Termination Date and ending on the earlier of (A) the second anniversary of the Termination Date, or (B) the date Employee willfully and materially violates any of the covenants set forth in Article 4 or Article 5 of Employment Agreement, or any provisions of this Severance Agreement (the “Severance Term”).

3. Continued participation in the following employee benefit plans and programs listed below for two (2) years, following the Agreement’s Effective Date: Medical and Dental Insurance (provided Employee’s payments are made), 401K and associated non-qualified plans, if applicable, basic life insurance, continued participation in Paragon supplemental life insurance, Financial Planning and country club dues for Raveneaux Country Club membership not to exceed $360/month (plus tax). Participation in all company sponsored benefit plans will terminate upon commencement of Employee’s participation in substantially equivalent or better plans from a subsequent employer. Since Employee is responsible for the total premium paid under Employee’s Paragon supplemental life insurance plan such insurance plan will be transferred to Employee on the Termination Date.

4. Under the terms of the Employee Agreement (3.5 (iii)), the Company is obligated to pay up to $20,000 for career transition services by a career transition assistance firm selected by Employee and reasonably acceptable to the Company. The parties acknowledge that this benefit remains in effect under this Agreement and moreover, at Employee’s election, the amount dedicated for career transition services may be applied instead to Employee’s relocation expenses for a move back to the Chicago area. In no event will reimbursements either for career transition services or relocation expenses, or both combined, exceed $20, 000. Further, in no event will relocation expenses be paid if similar expenses are paid under a relocation policy of a future employer.